FOR IMMEDIATE RELEASE

American Realty Capital Properties Acknowledges CapLease Stockholder Approval of Pending Merger

ARCP Remains Focused on Closing the CapLease Merger Promptly

Transaction is Latest Example of Management’s Execution of its Net-Lease Focused Growth Strategy

New York, New York, September 10, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it was gratified that the stockholders of CapLease, Inc. (“CapLease”) (NYSE: LSE) have voted to approve the merger of CapLease with a subsidiary of ARCP, pursuant to a previously announced merger agreement. The merger and other transactions contemplated by the merger agreement were approved by approximately 99% of the outstanding shares of common stock voted at CapLease’s special meeting held today.

As previously announced, ARCP’s annualized dividend will increase immediately by $0.03 per share from $0.91 per share to $0.94 per share per annum upon closing of the CapLease merger. In addition, through the merger, ARCP will add to its industry leading net lease portfolio 71 office, distribution and retail properties totaling approximately 12 million square feet that are net leased to 85% investment grade rated tenants, resulting in greater portfolio scale and diversification for ARCP. At closing, ARCP will convert each share of CapLease common stock into the right to receive $8.50 in cash, without interest and less applicable withholding taxes. ARCP expects to close the merger promptly, subject to the completion of customary closing conditions described in the merger agreement.

“We are very pleased that CapLease shareholders have voted to approve the merger with ARCP,” noted Chairman and Chief Executive Officer Nicholas S. Schorsch, “and we look forward to closing the acquisition promptly. This transaction is another important step in our deliberate effort to become the preeminent net lease REIT in the U.S. Our real estate portfolio is designed to provide our investors with a diversified source of durable income delivered through stable, consistent, predictable monthly dividends even in volatile markets. We also look forward to welcoming the CapLease management, and all of their employees, to the ARCP team.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s and CapLease’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when ARCP will become self-managed and the terms of any arrangements related thereto, whether and when the transactions contemplated by the CapLease merger agreement will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to satisfy certain conditions to completion of the CapLease merger; (3) risks related to disruption of management’s attention from the ongoing business operations due to the proposed CapLease merger; (4) the effect of the announcement of the proposed merger on CapLease’s or ARCP’s relationships with its customers, tenants, lenders, operating results and businesses generally; (5) the outcome of any legal proceedings relating to the merger or the merger agreement; and (6) risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect future results are contained in ARCP’s and CapLease’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov. ARCP and CapLease disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

Jonathan Keehner / Taylor Ingraham
Joele Frank, Wilkinson Brimmer Katcher
Ph: (212-355-4449)